Exhibit 99.1

The following is a transcript of a presentation made by representatives of Centene Corporation on September 28, 2005. The transcript contains forward-looking statements that relate to future events and the future performance of Centene. Subsequent events and developments may cause Centene’s expectations to change. Centene disclaims any obligation to update this forward-looking information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from expectations due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, and numerous other factors affecting the delivery and cost of healthcare.

CORPORATE PARTICIPANTS

Michael F. Neidorff

Centene Corporation - Chairman and CEO

Joe Drozda, MD

Centene Corporation - EVP and Chief Medical Officer

Debra Halladay

Centene Corporation - Director, Contracting and Network Development

Kent Cerneka

Centene Corporation - Director, Contracting and Network Development

Karey Witty

Centene Corporation - SVP and Chief Financial Officer

Don Killian

Centene Corporation - Director of Actuarial Services

Patrick Rooney

Centene Corporation - VP, Health Plan Finance

PRESENTATION

Michael Neidorff, Chairman and CEO

[...] Our goal today is to help you understand the key factors for success in this business as we see it. It shows you the information you need. You don’t develop these instantly. These have been years in the making. You don’t do the model one report as we do just by buying an outside package. Your contracts have to be right. The benefit of having a claim shop where, from the date the claim comes in until the check goes out the door, is anywhere from six to seven, eight days because the data you get is real-time and you have that much more confidence in it.

And if — I want to challenge everybody, if you can show me a more conservative way to do this, we’ll do it as long as it’s acceptable to the SEC and all the accounting standards people. Now, I’m going to go, we have a great team that’s going to speak with you today. [...]

Joe Drozda, MD - Centene Corporation – EVP and Chief Medical Officer

Good morning and welcome. Since I’ve been - I’m Joe Drozda, I’m chief medical officer at Centene. Since I’ve been with Centene, it’s been my privilege to work with a fine team of professionals who have developed our contracting and medical management strategies. Those two strategies are intertwined. You really can’t have a good care management strategy unless you have the contracted network to support it. And you can’t develop a good contracting network development strategy without a clear idea of what you’re going to be doing in medical management.

For that reason, at Centene, we really want our contracting and network development department and our medical management department to work very closely together. As a matter of fact, my co-presenters today are Deb Halladay and Kent Cerneka . They are directors of contracting and network development and between them they have over 34 years of progressively responsible, successful managed care contracting experience. They are a tremendous asset and a tremendous resource to our health plans.

So, in the contracting discussion today, we’re going to start out with an overview of Centene’s contracting approach and I’ll do that. Deb will then get into contracting alternatives. What are the methodologies available to a managed care organization for provider contracting and what are Centene’s choices along those lines? Kent Cernecka will talk about contract administration. You get a good contract, you’ve got to be able to administer it. You’ve got to be able to pay claims. He’ll talk to you about how we ensure that we can do all of that. He’ll also spend some time discussing with you our primary care physician risk sharing arrangement that we refer to as Model One. We look on that as a very valuable edge onto what we do and helps us improve quality care and to control our healthcare costs.

So let’s start with a fairly basic concept. I’m a physician, so I’ve got to stick with basic here. Our healthcare costs are a function of unit cost and the type and number of units of service provided to our members. Getting back to how we intertwine medical management and contracting, contracting is responsible for unit cost and setting those unit costs vis-à-vis our premiums and setting them over time in a way that helps us best manage our medical cost trends.

Our medical management area is accountable for controlling the number and types of units of service. Let me give you an example of that. You have a good asthma care management program, you’ve reduced the number of expensive in-patient and emergency department units of service. And you trade them off for less expensive physician and outpatient units of service. And in doing so, you improve the quality of care and the control of the patient’s asthma.

So what’s our contracting business model? Well, first of all, it’s focused on developing high-quality networks that are focused on the Medicaid, S-CHIP population. We standardize our contracting processes while allowing some flexibility to our health plans to respond to the exigencies of their individual marketplaces. This standardization is aimed at giving us and the provider the confidence that we can pay claims in a timely and accurate fashion. Again, our contracting model is aimed at managing unit costs and trends and supporting our medical management efforts to improve care and to control the units of care used. The bottom line is that we have a disciplined approach that gives us the confidence that we can control our healthcare costs.

What is our contracting philosophy? Well, first of all, it’s very much quality oriented. We’re looking for networks that can provide - who are focused on the Medicaid S-CHIP population, understand their unique needs and help us in developing our clinical programs. We mean to maintain our competitiveness. In responding to the challenges that we receive from our competitors - and we’re in some competitive markets - we maintain a discipline to come up with very carefully crafted contracting strategies that help us maintain our contracting discipline and avoid the temptation to buy business.

In our contracting, we’re looking at the end of the day to have our expenditures at the equivalent of Medicaid fee for service or hopefully something less. So, we - when we’re doing our contracting, we’re looking at rates that help us achieve that goal. We’re in this business for the long-term. We’re in our communities for the long-term. We are looking for long-term relationships. And that scenario, win-lose contracting just simply does not work. Wherever possible in our contracting, we’re looking to align the provider’s incentives with ours, particularly around the delivery of quality care and around such things as helping us find the appropriate provider and site of care for our members. With some of our key providers, we align incentives on the revenue side as well by linking their reimbursement rates to our premium.

The final point is an extremely important one. In our contracting, we want to minimize the administrative burden for both us, as a health plan, and for the provider. Overly complex agreements tend to be a great burden for both sides. Now, let’s just kind of review again how we go about contracting. First of all, provider contracting, aside from a few national contracts for services such as dental or vision, provider contracting is the responsibility of the local health plan. They are in their markets. They understand their markets better than we do. They are our point to put together their provider networks.

Now, having said that, our corporate departments partner with the local health plan to help them in the development and implementation of their contracting strategies. The corporate contracting department provides a wide variety of services for our health plans. Among those are helping them develop their contract templates, which ease the administration of contracts. They also help our plans respond to providers who might seek exceptions to Centene’s standards. And they coordinate legal oversight of things like language, et cetera.

They are - we are available in the corporate contracting department to help our health plans with language and to get legal input where needed. We’re also looking - we’re also helping the health plans get legal advice in terms of creative or new reimbursement methodologies for providers to make certain that those new methodologies meet the requirements of federal kickback statutes and other laws.

The health economics unit in finance provides the analytical support to health plans in their contracting, providing them with information such as the HBR impact of a proposed contract, what-if scenarios, sensitivity analyses, the kind of information that is absolutely critical to do a good deal. And finally, our IS department is responsible for the accurate configuration of our contract in the system so that we can pay those claims in a timely and accurate fashion.

I’m going to ask Deb to step up here and kind of continue this discussion by going into the various contract alternatives that we have available on both the physician and hospital side and talk to you about what our preferences are. Deb?

Debra Halladay - Centene Corporation – Director, Contracting and Network Development

Good morning. Thank you, Joe. Again, my name is Debra Halladay and I am a director of contracting and network development and I’ve been asked to discuss a number of things. I want to talk about the contracting methodologies that are generally used in the managed care industry today. I also want to talk about the benefits and risks associated with those methodologies. And I want to talk about Centene’s preferred methodologies. At the close of my presentation, I’m going to talk to you about our performance related to adhering to the contracting methodologies that we, through time, have identified or preferred.

By way of introduction, I just want to reinforce some of the things that Joe said. Our goal in contracting is to contract with providers to encourage quality-driven and resource-efficient healthcare. Our health plans focus on making people healthy and keeping them healthy. In furtherance of this, we pay providers fairly for medically necessary services. We also provide incentives through our pay for performance programs to make patients healthy and, as I said, keep them healthy. We want our contracts to be easy to understand, both for us as well as for the providers. And we balance the risk. We don’t want, as Joe mentioned, to shift too much risk to the providers as some of these models that you’ll learn about today actually do.

You’ll also hear from us about our internal controls and Kent will talk about that. Because of the contracting standards, the rigor that’s brought to our processes by finance and health economics, we believe that we have put in place a system, not just methodologies, but an entire integrated system that leads to the kinds of results that you should expect and that we expect. It gives us the confidence that we can predict what our medical expense is going to be and to manage our HBR over time.

Initially, I want to talk about the worst type of contracting methodology that you can find in the marketplace. This is a discount from billed charges or reimbursement that’s based on billed charges. Billed charges are a facility’s retail price. It’s what they charge when the process a bill, but actually, no one ever pays it. I’m sure you are all aware of the stories in the newspaper about the egregious billing practices that some providers have, where two Tylenol can cost $10. It’s under this reimbursement methodology that allows these types of issues to occur and payment practices to persist.

We have - we discourage the use of this model with all of our health plans. This model has - this - paying on the basis of a discount from billed charges is not transparent. The providers do not publish what their charge masters are. And there’s considerable variation across providers in terms of what they bill for the same service. We have also found that hospitals or other providers manipulate their charge masters in order to increase or maximize their revenue. And we see markups on certain services items, for example, DME, that are inflated 200-300% over the wholesale price.

The worst phenomenon of this methodology, however, is that it provides absolutely no incentive for the provider to be effective in terms of the use of resources. As they use more resources, they generate more revenue. So, they don’t consider providing a quality healthcare program that meets the needs of the member. Another program that we see in the marketplace and, in fact, is used by one of our competitors with one of our health plans is global risk. This is a prepaid amount for all services. This method may appear attractive. However, what we’ve found is the providers generally don’t have the established infrastructure or the medical management techniques in place to be able to manage medical services.

If the hospital is the one that’s accepting global risk, in fact, their motivation is to fill an empty bed and is not to provide quality-driven, medically necessary care to a member. It also sets up an interesting dynamic with the physicians. The physicians are the ones that are filling the beds and the hospitals are reluctant to reach out to the physicians and ask them to be more efficient managers of care. This model is one that we avoid. This model also takes away our opportunity to achieve the arbitrage. As you know, in the investment world, the arbitrage is something that we’d like to retain. And in the healthcare setting, it looks something like this.

If we pay a provider $100 for a set of services that, under this model, would be hospital, ancillary, physician services, and they only spend $80 for those services, the $20 difference is the arbitrage and the provider keeps that. That’s what we want to do. We want to keep that arbitrage opportunity. So, we avoid this model. Another model that you find quite frequently in the market is based on stop loss or outlier provisions. Stop loss is a safety net intended to cast a hospital’s exposure to losses. It looks something like what I’ve put on the screen. If a hospital’s charges exceed a set threshold or trigger point - in this instance, $100,000 - then reimbursement converts to a percent discount from billed charges.

This model provides no incentive for the provider to manage care effectively. And it can be manipulated as the retail price of the services increase or the use of services increase. You may think that a percent discount from billed charges is an easy way for us to administer our claims. On the contrary, it is not. And it requires that we manually intervene on claims that have a stop loss percentage or a stop loss provision to verify that the units of service that were billed by the provider were actually rendered to that provider in accordance with the guidance provided by our medical management department. So, although you might think this is a good model, it is not.

The next model is diagnostic related DRGs - diagnostic related groups, excuse me, or DRGs. This is a common method for the payment of inpatient services and it’s typically used in the Medicare and Medicaid programs and is used by quite a number of our competitors. Quite simply, a DRG is an all-inclusive rate for an admission or for a course of treatment regardless of the length of stay. DRGs typically have a outlier or stop loss provision built into them. So as the level of charges increases or the number of days increases, this methodology will convert to a discount from billed charges.

There are also add-on amounts incorporated into the DRG payment, which includes capital expense of the hospital and graduate medical education. We like DRGs. We like DRGs because [they] offer us some greater predictability over the inpatient hospital care. However, again, in this instance, the hospital retains the arbitrage opportunity. The DRG payment pays the provider the same amount, regardless of the services utilized or the length of stay. So, for example, if we have a procedure that’s admitted to the hospital for one day, we’ll pay the same amount as we would if that admission was for five days. This method is - it’s complex. It is - varies significantly from one state to the next.

For example, in [one of our states] the state Medicaid [department] has actually modified the formula to satisfy certain requirements that we have. In other states, it conforms more closely with what you might find under the Medicare program. But there’s significant complexity associated with this that increases our administrative expense and — our administrative costs.

Another method we might typically find in the industry is based on case rates. Case rates, again, are all-inclusive rates paid for a particular diagnosis or treatment - diagnosis or treatment. And the same amount is paid, regardless of the length of stay. Case rates typically don’t include professional services and we see case rates most frequently in the managed care industry for normal deliveries, Cesarean sections, cardiac procedures and the like. We see them in the outpatient hospital setting for observation, ambulatory surgery and often times with the emergency room as well. We use case rates in our business when the resource utilization, the course of treatment and the acuity level of the population is similar. Case rates are easy to administer because they’re all inclusive. You don’t have to look at individual line items on a claim. And they remain constant, regardless of the scope of services that are provided. The hospitals oftentimes dislike case rates because, as I mentioned, they’re based on averages. They look at like populations. But we tend to use these for things that are predictable and standard.

Per diems is the approach that we use most frequently and encourage for inpatient hospital care. A per diem is an all-inclusive rate per day. It typically includes all hospital services, nursing services, meals, nutrition and the like and does not typically any longer include professional services. This method was originally used predominantly by commercial carriers, but we have adopted this as our model. And others in the Medicaid sector have done so as well.

Why do we like this? We like this model because it supports our medical management model. It’s easy to administer, at least a high adjudication rate, the turnaround time is quick and it leads to accuracy in our claims payment. The per diems need to be managed and we do that very effectively through the medical management programs. The length of stay risk remains with the health plan. So, as the length of stay increases, there’s greater opportunity for us to manage that and consequently, we retain the arbitrage opportunity.

Per diems also vary, depending upon the needs - can vary depending upon the needs of the provider. We may use a single per diem for all the services provided on an inpatient basis or we may vary that if the provider indicates that that’s the best method for them. We also can stratify that, based upon the severity or acuity level of the member, so we may have a neonatal intensive care unit per diem or a sub-acute per diem, which is less intensive and a much lower per day payment amount.

We also use, quite frequently in our business, a fee schedule. It’s a prospectively established fee schedule for all service codes billed by a provider. This is the conventional method of reimbursement for physicians currently and we typically see this in the outpatient, radiology and laboratory area. This is the method that we use most frequently for the payment of our specialists. Not our primary care physicians, but the specialists. This method also requires management and we have in place through medical management the oversight to be able to do that. The reason this requires management is because as the units of service increase, our more expensive services are replaced for less expensive services. Our total cost may increase.

So, we have prior authorization procedures in place to make sure that only those high cost diagnostic and other services that we might put on this method are actually medically appropriate. There is, in fact, an incentive on the provider to unbundled, so they can be paid for more of these services on a fee schedule basis. We also have in place technology that makes sure the providers are limited in the amount of unbundling that they can do.

I’d like to switch to physicians now and talk briefly about two models. One is primary care capitation and the other is professional services capitation. Primary care capitation is a prepayment every month for an enrolled member assigned to that PCP. And that PCP is paid in exchange for overseeing the entire continuum of the member’s care. This PCP becomes the member’s clinical home. That’s how we refer to it internally. PCP capitation - excuse me - typically includes office visits, after hours care, lab, allergy and the like - things that are traditionally done in a physician’s office. It does not include amounts for other professional services - referrals, for example, to specialists.

Because revenue is maximized when the PCP performs fewer services, there is a risk under this model that the PCP may do [fewer] things in the office setting than might otherwise be appropriate. For example, they may refer members to specialists when, in fact, they could be doing those services themselves. Or they - it may not encourage them to maintain after hours care or extended hours and it may result in higher ED utilization.

We closely monitor our relationships based on PCP cap and I must tell you we don’t use this model very frequently. And the only times we - the only time we’ve had this model in place is with one of our health plans that we acquired in late 2002 and they are aggressively moving their physicians off this model. They manage the PCPs on this model very carefully, they profile PCP performance and they make sure that their performance is consistent with the benchmarks that we’re seeing in other markets for similar kinds of services. We, over time at the health plan, will also move these to other methods that we prefer the most.

There’s been some discussion this morning about the emergency department. As you know, probably, from prior presentations with Michael, that the use of the emergency department for primary episodic care is something that we - we’re challenged every day with to manage. This model does not help us manage, with our physicians, hospital utilization, referrals to specialists or the use of the emergency department. However, we have other models that do and Kent will speak to that.

The last model I wanted to talk to is the professional services capitation. This is a cornerstone of the model that Kent will talk about. This is the building block for our Model One, which Joe spoke about earlier. Again, professional services capitation is a prepayment for every member assigned to the PCP. However, in this model, it includes both specialty and primary care, which does incent the provider to manage referrals to specialists. That’s different than what we had in the PCP model where there was no incentive for them to manage the entire spectrum of professional services.

We like this model because it’s administratively simple. It doesn’t require the submission of claims. It involves a prepayment, so there [are] no claims, and we don’t have to process them. This model shifts the appropriate incentives, we think, to the PCP to help us, work in collaboration with us to manage care. However, another risk of this model is that it doesn’t manage hospital care. That’s an important takeaway because the model that we prefer, Model One, which Kent will talk about, addresses each one of the risks - the management of physician services, the management of hospital services and that includes the management of ED services as well as the management of other professional services.

Again, just quickly, I want to summarize kind of where we are in terms of our preferred methodologies. We like per diems. [They] allows us to incorporate, in our day-to-day activities, our clinical model, which is to manage the length of stay. We like case rates because they’re all inclusive. And we like DRGs. On the professional side, our preferred model is professional services capitation and for specialists, as I mentioned, we use a fee schedule.

One of the things that I was asked to talk about is to tell you how we’re performing relative to these models. I do think it’s noteworthy to mention that between October ‘04 and June 30, ‘05, not a single physician claim was paid on the basis of a discount from billed charges. Approximately 97% of our health care spend was paid on the basis of our preferred methodologies. A substantial number of the contracts that are considered non-preferred are in one health plan - again, the health plan that we acquired in late 2002. That’s a health plan with smaller membership, where we have minimal exposure and we are aggressively recontracting and using - moving to our more preferred methodologies.

In closing, I want to share a few thoughts with you. What does the future look like for us in the contracting area? I’ll be working with the health plans to identify strategies to convert their legacy contracts to contracts that incorporate the preferred methodologies that we’ve talked about today. We will continue to find improved methods of understanding the impact of unit cost changes over time. We’re continuing to look for technology to help us do this better so that we can be smarter and we can know what the impact of our contracting strategies is in a more real-time way.

We’re beginning to explore the development of contracts that take into consideration the case mix and severity of the members that we serve. We’re doing this in response to the providers who are asking us to pay them for quality outcomes and for superior performance. And lastly, we are continuing to enhance our understanding of the provider community and what will make them successful.

Kent will now come up and he’ll talk to you about, again, our preferred contracting methodology for PCPs. It’s called Model One. And he will also talk about the disciplined, internal - internally controlled process that we have to ensure that our contracts are legally sound, financially sound and meet our administrative requirements. Thank you.

Kent Cerneka - Centene Corporation – Director, Contracting and Network Development

Good morning. As Debra said, my name is Kent Cerneka. I’m the director of contracting and network development here at Centene. And I’m going to cover a couple topics to Model One, which has been addressed so far, as well as our processes and controls and standards that we have in place to ensure that completed contracts meet our requirements and can be put into the system effectively and cause claims to pay accurately and timely.

We’re going to start with the Model One and we’re going to try to cover, first of all, what is a Model One? How do we manage it - excuse me - with our physician partners? And then finally, what are the benefits to both the doctors and to Centene and our health plans in the Model One? So, initially, it’s a standard risk compensation program for primary care physicians. Effectively - it’s similar to the professional services cap except for the fact that we also share with them on facility or institutional services.

It encourages appropriate use of healthcare. What that means is right services, right place, right time. Examples could [include] making sure that your patients get an annual dental exam. Ultimately, that’s going to cause us to spend a lot less money on patients with more significant dental problems down the road. Another example might be I need to obtain an MRI for a particular patient. Well, that MRI might be available for $500 at a hospital or $300 down the road from a freestanding facility. Well, this is the right place. Let’s get the MRI at the freestanding facility. There’s no reduction in quality, no reduction in service, less cost.

It encourages management of the ED [emergency] department. We’ve talked about this at length. It’s come up in Dr. Drozda’s presentation as well as Debra Halladay’s presentation. There [are] opportunities for physicians to reach out to their membership and bring them into the office in lieu of using the ED for routine care. There [are] also opportunities to utilize preventive care to ensure that the services don’t occur at the end of the day in the emergency department for more significant problems.

It rewards physicians for achieving specific quality measures. All of our Model One arrangements have quality bonus arrangements in place. The key to this is a) that those quality bonus arrangements be measurable; and b) that they be realistically achievable by the physicians. What you’ll see in some of our arrangements are, for example, bonuses tied to immunizations rates. We’ll see bonuses tied to, again, going back to it, annual dental exams. And we’ll see bonuses tied to, for example, appropriate use of the emergency department.

And finally, it’s an opportunity for our primary care physician partners to be compensated at greater than standard Medicaid fees.

So, how do we manage it? Well, the first thing we do is we provide a tool. It’s a large suite of management reports that we’ve developed over a period of years. We feel like this is something that’s very unique to Centene. It’s not something that we’ve seen our competitors be able to produce. And it’s not something that you can go buy off the shelf. These reports are critical to the success. They provide the physicians with the information that they need to manage the services being provided in this model.

Some examples would be giving them the status of their funds. Where do we stand today? Another example would be who is charging large claims to these funds? Let’s make sure that they know which patients have different conditions and what they’re being treated - what they’re being treated for and how they’re being treated. And another example would be our ED frequent flyer reports.

Other management tools, quarterly meetings - we hold quarterly meetings with each of our Model One physician groups. Those quarterly meetings, we’re going to cover all of those reports, try to identify any things that are actionable in those reports, and then develop action plans around it. We’re going to have a clinical component to these meetings, which is going to include the VPMA from the health plan and physicians from the group. They’re going to look at utilization trends. They’re going to look at the quality measures. And they’re going to again, identify action plans around those items.

And we’re also going to have an operational component to the group - to the meeting. And the operational component’s going to include again, physicians as well as probably administrative staff from the physician group. And it’s also going to include contracting, provider affairs and operational folks from the health plan. And they’re going to talk more about process issues, operational questions, contractual questions, transactional questions. And again, this is a critical element to successfully managing these relationships.

I’m going to move onto Model One benefits. These are benefits to physicians as well as benefits to the health plan. First of all, the physicians can improve the quality and the effectiveness of the care. We’ve talked about that throughout this. It’s an opportunity for greater reimbursement. Again, if they’re generating surpluses, if they’re earning their quality bonuses, they’re going to walk home with more than a standard Medicaid fee schedule — payment rate.

There’s also benefits to Centene, of course. We’ve aligned our incentives with the physicians and that’s, again, on the basis of quality and cost. The efficiencies and the delivery of healthcare - right place, right service, right time - that’s very important to us. And then again, if the physicians are willing to take more of our patients, open up their panels and let more Centene patients in, it’s going to increase our capacity and allow us to grow.

Here’s sort of some status on where we are today with Model One. We are - we currently utilize the Model One in five health plans. We use it in our Buckeye Community Health Plan in Ohio; Managed Health Services in Wisconsin; Managed Health Services in Indiana; Superior in

Texas; and First Guard. We’re also rolling it out in Georgia, as a matter of fact, as we do our Georgia development and are getting some very positive reception from some large physician groups.

Right now, Model One is most prevalent in two of our larger health plans and that’s Superior and Managed Health Services Indiana. In fact, 63% of our members in those health plans are assigned to over 800 primary care physicians under Model One contracts. The HBR, again, in those two health plans for our Model One groups is running 3 to 5% below the HBR for the entire health plan. And bear in mind, that’s after we’ve distributed the surplus and the quality bonus funds to the physicians. So, the physicians are making more and we’re running a better HBR.

Finally, what does this all mean? I think it means that the Model One, for us, has continued to demonstrate that it’s an effective tool for us to improve the quality of healthcare. It’s an effective tool for the health plans in terms of growth. It’s an effective tool for the health plans in terms of physician relationships. And finally, it’s an opportunity to produce better medical cost experience.

I’m going to move to the next topic, not necessarily quite as exciting as Model One, but we’ll go through it. And this is - we’ve got a contracting process and, at the end of the day, when we create a contract, we’ve got to be able to pay a claim in the system and we want to pay it accurately. We want to pay it timely. In our contracting process, to ensure that we can do that at the end of the day, we have a series of standards, we have a series of processes and controls and we’ve got accountability.

For example, in standards, we have a standard language that are produced and put out into the health plan. It’s a defined set of language within a contract that meets our medical management and other operational requirements, systems requirements, financial requirements and legal and compliance requirements. We also produce a tool. It’s a drafting workbook that gives the contracting team a defined set of contracting alternatives. Those are pre-approved and, in a negotiation, they can move to those alternatives. And again, we already know that all the different disciplines within the organization have said, yes, that still meets our business requirements.

We also have templates or standards around reimbursement methodology and this goes to what Deborah Halladay was talking about earlier. We’ve got certain types of methodologies that we want to use and types that we don’t want to use. So, we build templates around that. And then, we’ve got standards around rate levels. As Dr. Drozda said earlier, we want to be Medicaid fee for service equivalent or better. So we built standards around that.

And that’s going to take us to the controls. Anytime that we deviate from, for example, the standard language for approved alternatives, it has to go through corporate contracting. And then corporate contracting brings together the different disciplines, medical management, systems, legal and compliance, to ensure that either, a) this is something that we can do — we can put this in place, or b) it’s something that we can’t. And so it’s either going to be approved, rejected or an alternative can be offered.

The same is true for our reimbursement methodology. Any deviation from the standard template for reimbursement has to go to corporate contracting for approval. And again, the role of corporate contracting is to bring together the different disciplines and make sure that we’re meeting the business requirements of the health plan. In fact, any deviation or any, I should call it a new reimbursement or compensation program for physicians, has to go to corporate contracting and then to legal for review to ensure that it’s compliant with safe harbors.

And then the reimbursement levels, not just the rate methodology, but are we — how are we paying? Are we going outside the standards that we’ve established, i.e., Medicaid fee-for-service equivalency? That’s going to go through our healthcare economics unit, which is part of the corporate finance department, to ensure that it meets our operating plan for that health plan, that we’re going to still hit our HBR targets, our medical cost targets, before that’s going to be approved.

And then finally, the accountability piece - I jumped ahead there — touch on accountability. We have contract managers or sometimes we call them contract implementation managers in our health plans, and they’re responsible for this end-to-end process. At the beginning of the process, the contracting process, they’re going to ensure that the templates are used; if we’re deviating from the templates that we’re following the appropriate exception process; and that all documentation is appropriate at the end of the day. So they’ve got an end-to-end process from there to the point that that contract is signed.

So at this point we’ve got a signed contract, it’s an executed contract and we’re going to move into the contract setup process. And our contract setup process we also have standards. Those standards are going to include templates that are pre-built and pre-tested for configuration in the system. As long as we’re following our standard template at the front end, at the contracting end, that template can be just auto-loaded into the system and it’s ready to go. And, in fact, the vast majority of our providers are on those standard reimbursement methodologies, those standard templates.

We’ve also got standards for any deviations. There’s certain documentation and processes that have to occur in order for that deviation to be put into the system because if there’s a deviation there’s going to have to be unique configurations.

So there’s a final quality review. If we see something that we didn’t expect, we can go back in and correct the system. If we again pass it through the quality review, we’ve got a final contract in the system. So again, our accountability goes back to this contract manager who end-to-end, from the beginning of the contract process to the end of the contract setup process, has accountability to make sure that this gets done correctly.

So we believe that we’ve got the proper set of standards, processes, controls, even technology and accountability to ensure that we’re going to get the contracts in the system to be able to pay the claims correctly and timely once those contracts are uploaded.

So thank you. And I think Dr. Drozda’s going to come back and wrap up for us.

Joe Drozda, MD - Centene Corporation – EVP and Chief Medical Officer

Thanks Kent, Deb. I think you find that they’re a great team. They know their way around this business and I think that’s as key to this as anything else we are saying today, the kind of people we have to administer this contracting process.

I want to make sure you caught some things, sort of the takeaways for me, and that is the discipline we have in our contracting process, end-to-end, as Kent was just talking about, the negotiation process through configuration to the time we’re ready to pay the contract in the system. This discipline allows us to pay claims in a timely and accurate fashion and supports our efforts at healthcare cost control, but also I think assures us that we can manage this business and manage it well.

Model One risk sharing arrangement. We think this is a true differentiating factor for Centene - that there’s really a partnering with our primary care physicians. It’s aimed not just at the economics of healthcare, but at improving the quality of care, improving primary care physician access. You heard it’s focused on controlling ED utilization, emergency department utilization, which is a huge issue in the Medicaid population, both from the standpoint of cost and quality. You just don’t get good care in an emergency department. This helps us address that.

And I think one of the more exciting aspects of our Model One program that Kent just talked to you about was this Physician Model One Committee. Just think about what we’re doing with those physicians, bringing them together from various groups to talk about best practices, to help us in meeting the challenges we’re running into as a health plan and to give us advice on how we can improve our operations. This sort of partnering you don’t see in many other settings.

I think the bottom line for me is that our contracting approach supports Centene’s efforts to improve healthcare outcomes and lower costs, which, incidentally, is sort of paraphrasing this Centene mission statement.

And I think with that, we’ll bring this session to a close and take a break, 15 minutes, and be back for Karey Witty and his team. Thank you.

(Break in session)

Karey Witty - Centene Corporation – SVP and Chief Financial Officer

All right, we’ll go ahead and reconvene. Good morning. My name is Karey Witty and I’m Centene’s Chief Financial Officer. Thank you for coming. Hope everyone filled up on caffeinated coffee at the break because we have the unenviable task of taking what could be a pretty dry topic and bringing it to life for you. I’ve been doing reserving for about, I don’t know, 17, 18 years, so — actually I get charged by talking about it so I hope some of this enthusiasm comes out in our chat with you today.

Our piece is entitled IBNR Methodologies 101. Obviously, with the time that we have allotted this is not intended to be a deep dive, per se, on reserving, but merely just an overview, if you will, of a couple of things. One, Standard Actuarial Practices, the textbook piece, if you will, and then how we think we have improved upon those standard practices with the way we do it, which we’ll share with you.

So in addition to myself we have speaking with us today also Don Killian. Don is a Fellow in the Society of Actuaries and he joined Centene a couple of years ago and essentially started what is now our Actuarial Services Department. As a Fellow in the Society of Actuaries, we also have another gentleman with us, John DuTemple (ph), who joined us earlier this year. So we have two Fellows on staff, which we’re certainly pleased with.

Also with us this morning is Patrick Rooney. Patrick is our vice president, health plan finance. Essentially what that means is Patrick oversees the financial operations of all of our core business, i.e. the health plans, which would include the actuarial services piece. Don will come up and talk to you about the Standard Actuarial Practices that I mentioned and then Patrick will follow that with, again, some of the differentiating factors that we bring to the methodologies.

So start with an overview of what we’re going to talk about today. And briefly, we’re going to talk about the components of medical claims liabilities. Obviously, a takeaway at the end of the day is that there are lots of moving parts in the medical claims liabilities, and we’ll be able to share some of those moving parts with you.

IBNR specifically is primarily why we’re here today, to talk to you about our reserving methodologies. In the end, roughly about, I would say, 60 to 70% of our balance sheet liability rests in IBNR, so this is a very important number on our balance sheet and something that we spend a lot of time estimating.

Beyond that, again, Don will talk about the Standard Actuarial Practices, followed by Patrick with Centene improvements. We’ll summarize our current methodology, we’ll speak to the review process that we go through, the multiple levels of review that we go through, and then lastly wrap up with transparency.

So let’s dive into the components of medical claims liabilities. Let’s - we’ll start with claims payable. Claims payable is essentially the component of our liability that is the known component — that is, those claims that are in-house that have been processed but not yet paid. So, by example, we process claims or cut checks one time per week per state. So essentially, if we were to get a claim in on a Monday morning, let’s say, and process that claim, it would not go paid until Friday, [for example]. So clearly, if a period end falls in that interim period, it will be sitting on our balance sheet as a true claims payable. Again, a known component of the liability.

We follow that with capitation payable. Our contracting folks, I think, just did a great job on their presentation, but you heard a fair amount of talk about capitation. Capitation is clearly a contracting methodology that we use quite extensively. So again, over a period end you may — we may end up with a piece of the liability resting in capitation payable. Again IBNR is the lion’s share of the liability, again representing, on average, in general 60 to 70% of our total medical claims liability balance.

And then lastly accruals, and this is somewhat of an all-encompassing, not intended to be all-inclusive, though. But let’s start with physician bonuses. Again, I think Kent spent a fair amount of time on the Model One, and specifically what I’m talking about here is the Model One physician bonuses. I think if you’ve followed us for any amount of time you’ve heard us talk a fair amount about these physician bonuses. The Model One bonuses are generally paid on a contractual basis during the second quarter of our year — of our calendar year. So from an accrual standing, it is somewhat cyclical. So we, again, pay down in the second quarter, we begin to accrue in the third quarter, again in the fourth and again in the first, and then the cycle would be to pay down again in the second quarter. Again, that’s only if the results warrant the accrual of that bonus.

Legal contingency reserve might be something on your mind, obviously, having recently settled a lawsuit with Aurora Healthcare up in Wisconsin. We did settle that suit for $9.5 million, of which $5 million was accrued on our balance sheet. That accrual was resting in our medical claims liabilities.

Pharmacy. Not to spend a lot of time on generally, as pharmacy is not a big piece, but nonetheless is a part of our accrual. And then lastly, loss adjustment expenses. And again, I won’t spend a whole lot of time on this — it’s a relatively small number. But nonetheless, we are required to maintain an accrual on our balance sheet essentially for the administrative piece of a run-out. So, hypothetically, if we were to close our doors 12/31, there will be a tail of claims yet to be received. So essentially what this accrual represents is an accrual for the administrative piece, i.e. the salaries, facilities, the whatnot, that we would be required to maintain to run-out that tail. So that, again, a small piece but nonetheless is included in the accrual.

So this is kind of where we begin to talk about the moving parts of the claims liability. So what does influence medical claims liability? And we’ll start with severity. Clearly, severity of outcomes would play into the liability at any given period end. An example might be if we experience a high utilization month of NICU, neonatal intensive care admissions for a period end. Clearly, if there’s a high level of NICUs, that is going to drive utilization and may, in fact, again depending on how the quarter end may fall, may [affect] the liability.

Claims submission. We’re going to talk about the timing of claims submission, paper versus EDI. Clearly, that will play into our liability at any given period end. Internal processing cycles, I’ve already mentioned that we pay claims once per week per state. One other thing to keep in mind, some months may have five [pay dates] in a month, some months may have four. So I know that sounds simplistic, but the reality is there can be movement in the liability based on the fact of number of [pay dates] in a month end — or in a month.

Provider bonuses we’ve talked about. Pharmacy payables we don’t need to spend much time on. I’ll jump down to provisions for adverse development. And this I would say, in a layman’s term, is a what-if-we’re-wrong amount. Clearly, the methodology is to identify a best point estimate. [that includes] a provision for adverse developments. And then lastly, the choice of estimation methodology, again which I think you’ll have a better feel for after Pat and Don speak.

All right, we’ll start with a definition. IBNR, incurred but not reported, costs associated with fee for service healthcare claims that have been incurred during the financial reporting period but have not yet been reported to us. A quick definition. That’s our definition of IBNR.

All right. Aristotle once said, “It is the mark of an educated person to seek precision only in those areas where the subject matter permits precision.” Essentially, ... I think of reserving as part art and part science. And essentially, what my point here is clearly there is an actuarial science component, but there also is an art. And [I hope] one of your takeaways after our session is to better understand what we believe to be our art in the reserving methodology.

Relevant accounting actuarial guidelines — accounting and actuarial guidelines, I won’t bore you with the literature. But just be aware that there are a number of publications, literature out there that provide guidance as to how to account for, how to accrue, et cetera, our actuarial estimates. There are actuarial standards, there’s generally accepted accounting principles, obviously, there are statutory accounting principles and lastly, certainly Internal Revenue Code. All of these play into our reporting and booking of our liability.

All right, characteristics. First and foremost, obviously it is a balance sheet liability and I would say the most important balance sheet number that we carry. It is estimated, not measured. It is updated with emerging experience. There is no smoothing. Again, it is a best estimate of our liability [including] a provision for adverse development. And lastly, and I know you know this but I’ll just reiterate the point anyway, this is the accounting treatment for reserving, is that changes in estimates flow through the current period. So you’ll hear some examples later of if we end up changing an estimate, if we initially close the books thinking an inpatient’s stay is going to last 90 days and it comes in at 60 days, that’s a change in estimate, does flow through the current period. So just be aware of that.

And lastly, it does have a relatively short tail. Roughly about 99% of all of our claims are received and paid within a 12-month period. Obviously, there are many industries out there that have longer tails to their cycles. But generally in managed care, healthcare, certainly ours are received and paid, 99% of anyway, within the first 12 months.

Medical claims liability roll-forward. This is something that you are used to seeing in all of our public filings. Generally we put this in our earnings release as well as our Qs and Ks. So this is not new news, but I just wanted to spend a minute on this and just highlight a couple of items. Just focusing on the incurred related to the prior year, which for the year ended 2004, the $15.9 million, essentially what this is saying is that we had favorable prior period development of approximately $16 million that we benefited the expense in the year 2004. So the role of the expense essentially that you would find on our income statement is we actually incurred $816 million in expense for current year periods.

We benefited $15.9 million for prior periods. And I highlight that only because we’re going to talk about the consistency and the conservatism of our methodology. So you see here that in each of these three years that we’re reporting, there is favorable development.

Now, you heard Michael say in his opening comments that that has not always been the case. He talked about the year 1999 when we did a stand-down and a rebuild, if you will. So if we were to have shown this, and I would but you would lose it because the print would be too small, but we would have to actually go back to 1999 before you would have seen a — our last year of unfavorable development.

And what I would say to that is certainly during 1999 and certainly post-1999, the items that we’re sharing with you today are essentially the results of that stand-down. We have substantially increased our staff, obviously bringing on two Fellows of Actuarial Services, but also changing the methodology. So prior to 1999 we were on what I would consider Standard Actuarial Practices. And hopefully a takeaway today is post-1999 - well, during and post-1999, the improvements that we made to our methodology is to help ensure this.

This is also — out of our earnings release this happens to be my favorite paragraph in the entire release and I won’t bore you with reading it. But essentially what this is saying is that we apply a consistent, conservative methodology to our reserving process. And as such, only in the absence of a consistent reserving methodology would favorable development of a prior period claim reduce current period medical costs. So what this says in so many words is since we haven’t changed our methodology, yes, we did benefit from prior period, but it is our belief that since we have not changed our methodology that we are consistently conservative so that we would anticipate similar results in future periods. So a lot of words there, but I like that paragraph.

Claims statistics. Again, this is something that we share generally in our investor presentation that Michael and Lisa are doing. I just noted some of the peaks and valleys. Ordinarily, you would expect to see — again, let me caveat that by saying we already talked about some of the moving parts in claims liabilities. Yes, claims inventory is most definitely a piece of it, so you would somewhat expect to see a linear alignment of these two lines. But essentially, charting the claims inventory on the left part of this chart and days claims payable on the right, if you recall we talked about in the first quarter of 2005 the fact that we did see an increase in our claims inventory. But we also talked about the fact that we had physicians in Texas that were billing new physician billing codes during that quarter. We had not yet received those codes from the state, so when we were receiving the claims, rather than deny, we were actually pending. So there was a significant increase in our end volume during that quarter end which obviously drove our inventory.

Now, the phenomenon here in this quarter is an indirect correlation. You’re seeing that claims in payable go down and the fact of the matter is there that calculation is confused by the fact that we did close on our FirstGuard acquisition December 1. And if you recall, we talked about the fact that having normalized the quarter that, in fact, our days claims payable, net of the effect of FirstGuard, would have actually gone up so that these two balances would have correlated.

The components of days claims payable. This is essentially charting for you the lag in reporting and then also the processing time. So what we’re saying here is that on average, and this is an all-in number for both EDI as well as paper - electronic data interchange as well as paper — on average it’s taking us about 30 days to receive a claim from a provider. The gray part of this box is, and we talk a fair amount a bit, how quickly we do process that claim, so it may be taking 30, call it 30 to 32 days for us to receive a claim, but it’s only taking us, call it seven to nine days to process and get that claim out the door. So obviously, the faster we can get claims, the faster we can turn them around.

And I think we follow this with really a timeline, if you will, of the lifecycle of the claim. And this is intended to be, as it notes on the left, this is intended to be a paper claim. So the reporting lag, again we just talked about the time it takes the provider to get the claim from the day of service to the date that we receive the claim. The settlement period is again the internal cycle of processing that claim. Once we receive a paper claim, the mail is going to be opened, it’s going to be scanned, and then it’s going to be dumped into our system electronically. Obviously, that process is elongated when we receive a paper claim. The paid again is just the lag between the date when the claim is actually processed and then ready to be paid.

So we follow this with an EDI picture and clearly, the reporting lag is greatly reduced having received the claim electronically. You take out the snail mail piece of the equation and obviously that’s going to speed [the settlement process]. It’s also going to speed, as you see here somewhat graphically, the settlement date of — the spread between the date reporting and the settlement date is compressed as well. Again, there’s no requirement for us to touch a paper claim. So if we can receive claims electronically, it is greatly going to speed our claims payment.

So where do we stand right now? We’re at roughly receiving about 60 to 70% of all of our claims on an EDI basis. And I think what’s important to note here, I’ve said it significantly reduces the reporting lag and improves the settlement time, but the final bullet here is that the State of Georgia is going to require EDI. Now, whether or not all of the providers will be ready to roll day one, we’re not sure, but with a requirement for our providers to submit claims electronically to us, clearly that’s going to speed time. So we would expect over time to see that 60 to 70% increase. And with that, I think I’ll turn it over to Don and let him share with you some of the Standard Actuarial Practices.

Don Killian - Centene Corporation – Director of Actuarial Services

Thanks, Karey.

Again, my name is Don Killian and I’m the director of actuarial services here at Centene Corporation. And I’ve been asked to come here to talk about a few of the reserving methods that are used. I’m not going to bore you with going through every one of them, but I’m just going to talk about two of the more common ones that are used.

First, I’d like to show a graph that points to the relationship between paid claims and the incurred. If we were to look at all the claims that were incurred in one day and follow them until all of the dollars were paid out, the graph would look something like this. As you can see, on day one we haven’t paid anything yet. So our — or the incurred is 100%. But as we get further and further away from the date of incurred, we’ve paid more and paid more until finally we’re — we go down to zero. So the question become how do we estimate that shaded area, how do we estimate that reserve that we need?

There’s a couple of methods that we can use. The first method I’ll talk about is probably the most common one that we see. It’s the completion method using paid claim information. This method is based on the historical payment patterns. It examines those patterns at each lag month and then compares them to the total incurred claims. From that, a completion factor is developed for each lag month and those factors are applied to the claims paid to date to develop what your total incurred is. And then from that total incurred we subtract out what we’ve paid and that leaves you with the reserve amount.

As an example, suppose that these historical payment patterns show that 20% of all the claims incurred are also paid within that month. And then let’s assume we have $30 on a PMPM basis that’s already been paid — that had been incurred and paid. Well, we can assume that that $30 is 20% complete, so we take the $30, divide it by the 20% to give you a total of 150 of what you need. But since we’ve already paid $30 of it, we have — the remaining is 120, which is the reserve that we need to set up.

Some of the characteristics of this model, the paid to date and IBNR are 100% correlated. In other words, if those completion factors are applied to a bigger base of paid claims, it’s going to produce a bigger reserve that’s needed. This method recognizes the changes in claims severity, but it also ignores changes in claims processing. And because of this, it can produce wild swings in IBNR, particularly in the first couple of two, three months when that completion factor is the lowest. And because of this, it can exacerbate the problems in small markets or new markets where we don’t really have mature experience.

Now, how do we get to those completion factors? This slide right here shows the historical payment patterns and how we turn those patterns into those completion factors. If you go across the board there, claims that were incurred in January and that were paid by the end of January represent 33.2%. Those same claims, those claims that were incurred in January, by the end of February you can see that they’re about 80.7% complete. Now again, those are the cumulative portion of the paid claims by those lag months.

So in order to get to the completion factor in this particular method, we have highlighted in those four boxes the lag zero of the - those claims that were incurred and paid in those months and we just take the straight average of it. So if we sum up those four boxes, divide by four, that gives you 0.332, that’d just be over there in the circle. And what that’s representing is that on average we see that, under this method, 33.2% of claims that are incurred in a month are also paid within that month.

I’d like to show a couple of graphs here that illustrate some of the characteristics of this completion method using paid claims. Here we have a hypothetical claim PMPM of $80 and you can see, based on the historical payout patterns, we expect that 33.2% will be in — paid in the month they are incurred. And that represents approximately $26.56. And so you can see that as we go down to the different bars that we add more, we’re paying more and we’re paying more until we get to our ultimate of $80.

Now, what would happen in this method - or — the next graph — what I want to show in the next graph is one of the pitfalls with using this completion method. Say that first month, instead of 26.56 was paid that it was actually doubled to 53.12? Well, one of the pitfalls with this method is that it doubles the total amount. You can see that all of the bars are now doubled and instead of $80, it jumped all the way up to $160.

Now, if one assumes that that $160 is correct and didn’t do any more analysis and digging into the information, you might become — it could lead to you being over-accrued. And what I mean by that is there might have been a legitimate reason why twice as much was paid in that first month. So you need to examine to find out is that true because if the claims then go back to normal levels and you’ve set your reserve on this new level and it got you all the way up to $160, you could be over-accrued if the actuals come back down to your normal levels.

And conversely, the — if we only paid half or if half was only paid, instead of the 26 it was 13, and we set our amount lower to where our ultimate would have been $40, but then now your claims actually have gotten back up to your other levels, your normal levels, well, you could be under-accrued. So that’s one of the main pitfalls with this.

The other common method that I’d like to talk about and review is the incurred PMPM method. This method does not develop in completion factors. Instead, the total incurred amount is based on your pricing assumptions, trending experience or claims in inventory. From this you develop an estimate of your total claims and as — and then from that total you subtract off what’s been paid to date and what’s left is your IBNR.

Some of the characteristics of this model; by definition, total incurred claims are stable and that is the paid plus the IBNR. The paid to date and the IBNR are 100% negatively correlated, so in other words, as you pay more, your IBNR is reduced. And this method assumes that higher paid claims, due to an acceleration in processing, would lead to paying less claims in the future months. Just the same, the opposite happens if this method would assume there were lower paid claims due to a slowdown in processing, you’d be paying more in the future months. If you use the pricing assumptions to develop your total incurred, this method would ignore changes in severity.

Now, I want to go back and look at those two slides again to see how the incurred PMPM method varies from the completion method using paid claims. Here is that first slide you saw and we have our hypothetical $80 claim PMPM. The first month was paid was 26.56. So now I’ll do the same scenario where we double the amount that was paid in that first month. You can see that we did pay twice as much as was paid in that first month, so it went up to 53.12, but what you’d also see is that the $80 stayed constant, it didn’t shoot up to the 160 like you saw in the other method. The key to this method is to ensure that that target, that $80 target is constantly being reviewed for emerging experience.

And that pretty much is the end of my brief review of these two methods. I hope that at least provided you with some background and foundation for these two methods. And Pat Rooney will now be coming up to talk about the Centene methodology that is employed here.

Patrick Rooney - Centene Corporation – VP, Health Plan Finance

Thank you, Don. First off, I’d like to thank Don for his presentation. Don went through two core basic methodologies. And not that Centene doesn’t utilize those methodologies, basically what we have done is we’ve actually — what we feel is we’ve improved those methodologies. And through these next couple of slides I will walk you through why we have improved those slides — or those methodologies.

Basically, Centene’s IBNR is broken into two different types. Basically, we reserve hospital inpatients under one methodology and we reserve non-hospital inpatient, or all other fee-for-service, with another methodology. Hospital inpatient is reserved using the inventory method. And that is mainly used for the early months where, as Don spoke of, you could have changes that could drastically affect your results or your IBNR. In the later months we will convert that to a completion factor methodology where we know it has more — it tracks the changes better.

Inventory does rely on authorization data that we get from our nurses and our medical management department. All other fee-for-service, or what I like to call non-inpatient, will rely on a received claim methodology as well as the incurred PMPM that Don spoke of. But the received claim methodology is the main improvement that we’re seeing here over what Don explained is the paid completion methodology.

[...] Right now I’d like to walk you through the inventory method. Basically, the inventory method, and what this means is it’s not that we’re out there counting people or counting widgets each and every month or whatever. What we’re doing is we’re relying on nurses and their authorization logs that they’re producing to get the actual number of people that are inpatient at any given point in time, as well as people that have been inpatient throughout the month. And what they do is they’re putting in an estimated authorization — or estimated length of stay, as well as maybe an actual length of stay if those people have been discharged.

Some benefit that we feel that this method produces is incurred estimates are based on inpatient days alone. Our estimates, like I said, are based on the nurses’ length of stay estimates from authorization logs. This works well when you have nurses that are dedicated, that are willing to do the concurrent review, and are constantly updating authorization data, including severity and expected discharge dates. This method also incorporates known information about prognosis. It enables us to incorporate the known severity of cases through this authorization log. And as it incorporates — the next one is that it incorporates these changes quickly.

We know immediately that a change has happened to a case and our estimate needs to be adjusted. Basically what I’m saying is all these benefits enable Centene to know the severity of a particular month much quicker than if we were to rely solely on paid data and wait for that paid data which could take months and months to receive.

All right, I know this is a lot of information on one slide. This is actually an example of our authorization log, or our in-patient census report that we actually use day to day. What you’ll see on this is there’s a lot of useful information on this report, which includes, the member, the length of stay that the nurses are estimating that that member is going to be in the hospital as well as the authorization type or what we call severity of the case. That also includes admission date as well as discharge date. And if the member is still in-patient at the time this report is run the nurses are supplying us with an estimated discharge date, thus the 90-day length of stay that would be updated later on.

What we do with this report is we’re able to apply cost-per-day or a cost-per-admission estimate to these admissions. And basically what you’re doing is you’re multiplying the authorized days or the admissions times, on a cost-per-day or cost-per-admission if it’s like the OB that we spoke of. Here you can see that Member Two, if you can read that, Caesarian delivery. It’s a member that was authorized three days, but we know that we have a case rate for $2,500. So we’re able to book that $2,500 in the month of June. So we’ll apply this to all those cases and then basically we’ll summarize that. And those numbers at the bottom are what feeds into these models over here.

And so basically you’ll come up with a total incurred, we’ll back out what we’ve paid and that’s your IBNR number for that particular month. And this is done each and every month and we look at each and every admission date. So we’re looking at June — in June, but we’re also looking at May as well and seeing what changes have happened.

Some of our larger plans, this is not feasible to look at each and every member so what we’ll do is we’ll look at our historical experience and come up with an average cost per day. And we know that this does not fluctuate that materially. and we’re able to use, such as $1,100, and that’s what we’ve used in this example over here. And like I said, these reports are updated monthly and adjustments are pushed through to the IBNR each and every month.

The next improvement or the next methodology I’d like to walk you through is received claims. And what this means and how this differentiates between paid data, first off, received data is not just paid data. Where most actuaries will compare incurred to paid, dates and services, and trying to rate that. What we do is we actually incorporate that paid data as well as claims that have been received that are sitting in house that have been adjudicated and not yet paid, that Karey spoke of. As well as claims that are in-house and they haven’t been adjudicated. So we’re capturing three different elements in this methodology. And we compare that from an incurred basis to a received basis on those claims.

Some benefits to this methodology [are], like I said, it gives you an earlier look at data. Additional information is known quicker and it allows us to make decisions on trends much quicker than, like I said, if we waited for paid information to flow in. It’s also not susceptible to calendar day or other processing variations. For example it doesn’t matter if, like Karey said, if there’s five check runs in a month or four check runs it’s not going to trick your paid completions. One, a perfect example is what Karey spoke of is, when we had those pending claims in Q4 and Q1 due to HIPAA codes as well as the fee schedules not being loaded. And under a paid methodology that would total — basically what that could lead to is potentially under-reserving your lags because, as Don spoke of, you’re paying less claims in any given month and you might believe that your incurred is going to be less.

But under the received methodology we’ve actually picked up all of those claims that have been pended and they’ve been built into our model. And we know that physician billing patterns remain constant and they’re not — they don’t change as much as payments due to fee schedule differences and things like that. The completion factor is another benefit as [it’s] also larger. We don’t see a small completion date because we are receiving more claims and this allows us to estimate less and know more information.

So one question that always comes up is, why do companies still use paid completion methods or paid data? What we’ve found is basically this paid data and why people still use it is primarily because the paid methodology was developed in the pre-computer era when data was very difficult to store and capture. So I can’t imagine doing a paid lag and using some ledger paper with all the data that’s out there and as many lags as Centene actually runs. It also has been institutionalized through the actuarial exam process. And even today we have insurers who might not have tight control over their claims processing, and do not receive and capture all this received data quickly enough that they can actually close the month in a timely fashion. So basically they don’t have the data readily available or they can’t get it from their systems.

This is a similar example that Don put up that shows you some of the completion factors. And the top portion shows paid completion factors and this is exactly the same as Don’s. And what you see in Month One, we’ve actually paid 33.2% of our claims. And if you look down at the bottom the received completion is actually 45.7. So there’s a 12.5% difference that we know information in that first month than if we were just to rely on paid data.

These differences do trend downward, but by using the received data we always know more information than if we only relied on the paid data. Here’s an illustration comparative to paid versus received. And what you see here is the incurred claims, is our claims incurred at $43.7 million, is our best estimate in the month of June for any — for this particular month. And you can see that under the received methodology we have worked this down and you can see that a plus or minus change in our completion factor would actually yield a lower misstatement under a received basis than under a paid basis. And that at that bottom is around $700,000. And if you were to extrapolate that out to, for instance, Centene’s 2004 number that we’ve booked $800 million, that change could represent around $13 million

One last method that we actually utilize, which is not really a new method, is the combined method. Combining methods can lead to more predictable results, especially in those early months where there’s a lot of noise in relation to severity. And when we know that - that the completion method will indiscriminately amplify, but in the later months the completion factor is a much better method of picking up and conveying these changes in severity. This is why we use the incurred PMPM in the early months and the received completion method in later months, for non-hospital or other fee for service. And that’s why we use the inventory method and completion method late — in the later months for hospital.

To summarize which method Centene employs when and where we have outlined the various models. In-patient uses inventory method for the first five months and then converts to a completion methodology. As discussed, this inventory method allows us to capture severity and changes in estimates quickly. Other non-inpatient uses incurred PMPM with — trended for seasonality, generally for two months, then converts to a received completion method in the later months. This allows us to combine the best of each methodology to produce predictable estimates. As we have discussed the completion methods are not reliable at estimating early months, but much better at the later months.

All of these methods have proven to Centene to produce stable IBNR results. Which when we look at it based on overall methods are moderate to high in stability. One question that arises is what do we do when we have a start-up or an acquisition? Generally all of these methods will not initially work for a start-up where no historical experience exists. Here we would use other conservative methods for estimating and those would primarily be based on premium rate setting information that’s available or pure premium estimates. We could use and we will use inventory method for start-ups when we have trained nurses and the folks on the ground that can understand that model.

So we will be cautious as these are new people and we do not want to rely 100% on their estimates. For example, with Georgia when Georgia is up and running we have people that have actually, medical management people, who have actually relocated to Georgia to help implement this process. And with the number of EDI providers as well it—we should be able to receive completions much quicker than if we were to wait as we were in other markets that have been started up.

Acquisitions we would generally use historical information from the company and attempt to load this information into our methodologies. We have yet to acquire a plan that uses a received lag or an inventory basis. So what we would use is the conservative method blended with incurred PMPM for the initial months as well as completion factors.

Some other things that we do take into account and this is the art that Karey spoke of. We do adjust for shock claims, or other large known cases that may come up at any time. We’re aware of these cases and claims processing or submission patterns we remain aware of those as well. For example, a large claim — we may know of a large claim that has yet to be paid, but may fall outside that five-month window, in in-patient. We’re going to add that to our IBNR if that may be nine months out and the person still may be in-patient, but we’re going to account for that in the IBNR.

Accountability. Finance does not do this process alone. It’s not just a calculated number that comes out of a system or a model. We, like I said, we constantly have discussions with our medical management nurses to know about any of the authorizations that - any of the large authorizations. We also have conversations with claims and IS and these conversations could bring about a potential claims project that we may need to be aware of that may affect our lags. Contracting. We need to have constant communication with contracting. They could be out there contracting and increase or decrease a particular facility and if we’re using this inventory method we need to make sure we account, when we’re applying the cost-per-day estimate, to whatever they are changing to.

You know medical management. Well I’ve spoken enough of medical management. What other input do we have? We also do monthly lag calls with each of our health plans. And those are facilitated by our Finance Department or our controllers. Some of the representatives could include the plan CEO, Corporate Finance, Medical Management Contracting and various corporate executives. I know both Joe and Karey are frequent attendees of these meetings. Many items discussed, similar to the previous items, authorizations, contracting, claims projects. But they can also talk about member mix changes or benefit changes. And especially with Centene being a growing company, we need to be aware of the new membership that’s coming onboard and we need to make sure that we’re accounting for it correctly. So this is where some of those discussions happen. So basically Finance sets IBNR collectively with other departments, but Finance does retain accountability for this estimate.

Validation. First off I want to walk you through a process that we have is — we have controllers for each one of our health plans. And they’re the ones initially setting our IBNR. It has been reviewed by myself as well as our actuarial area in our department. We then have external reviews that happen quarterly and that external review can come from Milliman as well as KPMG. So basically what we’re saying is the number that ends up in the 10-K or the 10-Q has been reviewed by multiple parties.

Transparency. Centene continues to strive to provide the maximum transparency to its investors. We disclose more information than I think a lot of other people do. This information includes the reconciliation of days and claims payable as well as claims inventory and a rolling 12 months of medical claims liability.

I know this was a lot of information and we went through it fairly quickly but it was a summarized level and we hope we’ve been able to provide you with the inside of what Centene uses and the models and why we feel this is an improved method.

Our methodology has been consistently applied for the past six years and has proven to be an actuarial sound process and actually when I spoke of Milliman - Milliman continues to say each quarter that we have more information and - they’re not sure what they’re checking each month because they know we know what we’re doing and with that I’ll turn it back over to Karey Witty.

Karey Witty - Centene Corporation – SVP and Chief Financial Officer

All right thank you Pat. Thank you Don. Appreciate that. Just very quickly these poster boards on steroids here are just some blown up examples of information that we use on a monthly basis. Feel free to - at your leisure ... or whatever step up and take a look at these. Obviously as this implies here below, the numbers are for illustrative purposes. I’m going to say that in my Nashville twang for Deb — illustrative purposes only but starting over here we have a key operating statistic report which you’ll see highlights in-patient bed days that Pat talked about.

These bed days are actually captured by our authorization log by bed type, med surg, OB, neonatal, et cetera, et cetera and I think one important note with the authorization log is that we are producing — or our nurse staff rather — are producing all flash reports. I know a lot of people use the term generically flash reports but what we know on a weekly basis what our in-patient utilization is. So we know - when Michael says we know the business we know that because in-patients are going to drive a significant piece of our medical dollar and these flash reports clearly provide an insight for us on how the month is turning out in terms of the quarter. But these are some interesting tools that we use at a pretty high level for your benefit anyway to monitor the business.

Again on my right here, your left, again these are top level sample pages of our IBNR process. One being the in-patient lag model that - the inventory lag that we spoke of and the second being the all other or the ones that are done on a completion - the non-in-patient lags. So feel free to peruse these and take a look at them.

Just a couple of comments in closing, some takeaways and differentiating factors. And I know I’m being redundant so I’ll be quick. But, again, we have a consistent, conservative approach to reserving. The inventory method that we spoke of, again I think Pat described it, a lot of others aren’t able to do this because they don’t have the system capacity to do this. They’re not actually capturing the received dates of the claim. In order to be received claims and similarly on the inventory method they don’t have concurrent onsite review nurses. We talk about this company being a local driven company. We have nurses in the markets, in the hospitals reviewing charts and that’s the data that we’re using to come up with our inventory method.

Transparency. I know we beat this one to death, but clearly we think we’re one of the leaders in providing transparency to help you to understand our business. And a proven methodology, I think Michael mentioned in his opening comments, this has been a methodology that we have spent years in the development of. Clearly we are still using to some degree the standard actuarial practices but we do think we have enhanced those standards by some of the things that we’ve previously talked about.

And then optimal systems — Michael also mentioned this - in optimal systems to allow for a quick close. We’re generally closing our health plans within about on average five to seven business days. So it is a very quick close process. And multiple channels for validation. And, again as Pat described there are multiple levels of review that go into our reserves but at the end of the day finance owns it but certainly there are various validation points. [...]

And I think with that Michael’s going to step back up.

Michael F. Neidorff - Centene Corporation – Chairman and CEO

Okay thank you. I want to thank everybody on our team that did so much to get ready for this. The ladies behind the scenes, the systems work to look good to develop the presentations. It’s easy to see why I - people ask me what do you attribute to your success. It’s all the people in this company. They’re professional, they’re very capable. A lot of us have been together for a long time. Something we’re very proud of. I get to stand up and talk about it most of the time but you’ve met some of the people that do the work, understand what they’re doing. I thank you for coming and taking time to understand that we’re trying to create some ambassadors to understand why we do — how we do things and what we do. We think long term that will put us in good standing as we differentiate ourselves. And people understand we’re doing things for the long term. We’re building for the long term.

Contracting — it starts with that when you’re out there. Its’ what protects you when your utilization takes a jump. Utilization takes a jump as you saw - percent of billed charges contracts — you’re not near as well protected as you are with the per diem and we’re very focused on all these things in terms of not how fast but how well we do it. We will continually focus on this and the bottom line.

The ability to pay claims quickly. The value that brings in terms of identifying trends. They’re working on the next generation. What we’re showing you today we don’t stop and sit back on it.

And I think you can see we have programs and systems that allow us to grow and support it and being purposeful and having the claims shop facilities you need to make that happen. We have policies that are driven by the physicians in local communities. And I tell you that makes an incredibly big difference but we’re managing what’s going on and not allowing it to manage us in the environment. But we learned that back in the ‘99 - actually before that but we had our blow-up and we learned if you had to do the stand down you had to - some of us were talking earlier. If you heap more on top of a big problem it just exacerbates and so we counsel that we want to continue differentiating how we do it. Grow the right — right way.

So when we’re doing M&A always comes into play. We look at the contracts ahead of time. As I told some of you in some of the - I made these comments in the presentation that in the Summacare ones the contract was signed the signature pages in escrow for, I don’t know, two weeks before Christmas and so about a month later - because we wouldn’t do it until we had the right children’s hospital contract. So we could have announced it sooner. But lets get it right, because if we didn’t get the right children’s hospital on board we weren’t going to do it. We have a great relationship with that hospital.

So I thank you again for joining us and I think we’ve covered a lot of ground. I realize some of it was details and I think we’ll be pleased if nobody nodded off as we went into some of the detail.